Exhibit 99:

PRESS RELEASE

FOR IMMEDIATE RELEASE

Southern Community Acquires Offices of Davidson Mortgage

Winston-Salem, North Carolina, September 7, 2004 – Southern Community Financial Corporation (Symbol “SCMF”) announced today that it’s subsidiary, Southern Community Bank and Trust, acquired two residential mortgage offices from Davidson Mortgage, Cornelius, North Carolina and that the company’s President, James Davidson, and the employees of the two offices have joined the Bank. The acquired offices are located in Cornelius and Lexington, South Carolina. The Cornelius office complements Southern Community’s presence in the Lake Norman area which also includes a commercial loan production office and is expected to include a full service branch office later this year.

Jeff Clark, President of Southern Community Bank and Trust, said, “We are excited to have Jim Davidson and his team join our organization. Jim has done an outstanding job establishing Davidson Mortgage as a premier residential lender in the markets they serve. We believe our construction lending expertise will complement the relationships Davidson Mortgage has established with the builder community in the thriving Lake Norman area. We also are excited about broadening our reach in residential mortgage banking by entering the greater Columbia, SC market through the Lexington office we have acquired.”

Under terms of the deal, the bank acquired Davidson’s lease obligations, as well as certain fixed assets in the acquired offices. The bank did not acquire Davidson Mortgage’s offices in Mount Pleasant and Myrtle Beach, South Carolina.

Ryan Beck & Co., Inc. served as financial advisor to Southern Community in the transaction and Baxter Fentriss and Company served as financial advisor to Davidson Mortgage. Maupin Taylor P.A. served as legal counsel to Southern Community and Moore & Van Allen PLLC served as legal counsel to Davidson Mortgage.

Davidson Mortgage was established in 1997 and originates residential mortgages for sale to the secondary market on a servicing released basis.

Southern Community Financial Corporation is the holding company of Southern Community Bank and Trust and The Community Bank. The Community Bank operates ten banking offices serving markets in Pilot Mountain, Mount Airy, Sandy Ridge, Madison, Union Grove, Dobson, King, Walnut Cove, and Jonesville, North Carolina. Southern Community Bank and Trust operates eight offices in Winston-Salem, Clemmons, High Point, Kernersville and Yadkinville, North Carolina.

Southern Community’s common stock trades on the NASDAQ National Market under the symbol SCMF and trust preferred securities under the symbol SCMFO. Additional information about Southern Community is available on its website at www.smallenoughtocare.com or by email at investor.relations@smallenoughtocare.com.

Contact: Jeff Clark, President, Southern Community Bank and Trust

(336) 768-8500